Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 10, 2007 relating to the combined carve-out financial statements of Teekay Tankers Predecessor and our report dated October 18, 2007 relating to the balance sheet of Teekay Tankers Ltd. in the Registration Statement (Form F-1) and related Prospectus of Teekay Tankers Ltd. for the registration of 10,000,000 shares of Class A common stock.

Vancouver, Canada	/s/ Ernst & Young LLP
December 3, 2007	Chartered Accountants
December 3, 2007
To the Stockholders of Teekay Tankers Predecessor
We are aware of the use in the Registration Statement (Form F-1) of Teekay Tankers Ltd. for the registration of 10,000,000 shares of Class A common stock of our report dated October 17, 2007 relating to the unaudited combined carve-out financial statements of Teekay Tankers Predecessor.
/s/ Ernst & Young LLP
Chartered Accountants